Exhibit 4(c).3

AMENDMENT NO. 1 TO OPTION TRANSFER AGREEMENT

THIS AMENDMENT, dated as of October 2, 2007 (this “Amendment”), to the Option Transfer Agreement, effective as of July 15, 2005 (the “Option Transfer Agreement”), by and among CDC Corporation (formerly, chinadotcom corporation) located at 33/F Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong (the “Company”), Asia Pacific Online Limited located at Room 3302, 33/F, Hopewell Centre, 183 Queen’s Road East, Wanchai, HongKong (“APOL”) and Peter Yip of c/o APOL, Room 3302, 33/F, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong (“Mr. Yip”). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Option Transfer Agreement.

Pursuant to the terms of the Option Transfer Agreement and in accordance with Section 5.2 thereof, the parties hereto agree to amend the Option Transfer Agreement as follows:

Section 1 Amendment to Schedule C-2. Schedule C-2 is amended by deleting the schedule in its entirety and replacing such schedule with the attached Schedule C-2.

Section 2 Full Force and Effect. Except as expressly amended hereby the Option Transfer Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

Section 3 Governing Law. This Amendment shall be governed by and construed under the law of Hong Kong and each of the Parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of Hong Kong are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

Section 4 Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS whereof this Amendment No. 1 to the Option Transfer Agreement has been signed by or on behalf of the Parties hereto and is effective as of the Effective Date.

SIGNED by Simon Wong	)
Director	) /s/ Simon Wong
on behalf of the CDC Corporation	)
in the presence of	)

Tang, Kwok Fung

Date:

SIGNED by Peter Yip	)
Director	) /s/ Peter Yip
on behalf of Asia Pacific Online Limited	)
in the presence of	)

/s/ Vanora Chiang
Vanora Chiang

Date: October 2, 2007

SIGNED by Peter Yip	)
in the presence of	) /s/ Peter Yip

/s/ Vanora Chiang
Vanora Chiang

Date: October 2, 2007